Exhibit (i)

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

February 27, 2026

HSBC Funds 66 Hudson Boulevard E., 29th Floor New York, New York 10001

Re:	HSBC Funds (File Nos. 033-07647 and 811-04782)

Ladies and Gentlemen:

We have acted as counsel to HSBC Funds, a Delaware statutory trust (the “Trust”), in connection with the filing of Post-Effective Amendment No. 298 to the Trust’s registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 314 under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the issuance and sale by the Trust of shares of the applicable series and classes proposed to be sold pursuant to the Registration Statement (the “Shares”).

This opinion is limited to the Delaware Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinion set forth herein, we have examined the Trust’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”), the Trust’s By-Laws, and such other Trust records, certificates, resolutions, documents and matters as we have deemed necessary to enable us to give this opinion. In addition, in rendering the opinion set forth herein, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of February 26, 2026, and such opinion is limited accordingly and is rendered as of the date of such certificate.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement and the requirements of applicable federal and state law, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, will be fully paid and non-assessable.

We note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power, as frequently as they may determine, to cause each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Trust’s transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP